Exhibit 99.1
DoorDash Releases First Quarter 2025 Financial Results
May 6, 2025
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended March 31, 2025.
In Q1 2025, we generated new quarterly records for Total Orders, Marketplace GOV, revenue, and GAAP net income. We believe these results reflect our relentless focus on building great products for consumers, merchants, and Dashers in the communities we serve around the world. We are very pleased with our financial performance and ability to execute against key strategic priorities so far in 2025.
In addition to our Q1 2025 results, we are pleased to announce we have reached an agreement to acquire SevenRooms Inc., a New York City-based software company and a global leader in hospitality technology, in addition to our recently announced proposed offer to acquire Deliveroo plc. We believe both SevenRooms and Deliveroo will expand our ability to build world class services that increase our potential to grow local commerce and support our financial goals.
First Quarter 2025 Key Financial Metrics
•Total Orders increased 18% year-over-year (Y/Y) to 732 million and Marketplace GOV increased 20% Y/Y to $23.1 billion.
•Revenue increased 21% Y/Y to $3.0 billion. Net Revenue Margin remained flat Y/Y at 13.1%.
•GAAP net income (loss) attributable to DoorDash, Inc. common stockholders increased to $193 million from $(23) million in Q1 2024.
•Adjusted EBITDA increased to $590 million from $371 million in Q1 2024.

	Three Months Ended
(in millions, except percentages)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025
Total Orders	620	635	643	685	732
Total Orders Y/Y growth	21%	19%	18%	19%	18%
Marketplace GOV	$19,239	$19,711	$20,002	$21,279	$23,076
Marketplace GOV Y/Y growth	21%	20%	19%	21%	20%
Revenue	$2,513	$2,630	$2,706	$2,873	$3,032
Revenue Y/Y growth	23%	23%	25%	25%	21%
Net Revenue Margin	13.1%	13.3%	13.5%	13.5%	13.1%
GAAP gross profit	$1,129	$1,195	$1,283	$1,372	$1,478
GAAP gross profit as a % of Marketplace GOV	5.9%	6.1%	6.4%	6.4%	6.4%
Contribution Profit	$751	$825	$930	$968	$1,020
Contribution Profit as a % of Marketplace GOV	3.9%	4.2%	4.6%	4.5%	4.4%
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders	$(23)	$(157)	$162	$141	$193
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	(0.1)%	(0.8)%	0.8%	0.7%	0.8%
Adjusted EBITDA	$371	$430	$533	$566	$590
Adjusted EBITDA as a % of Marketplace GOV	1.9%	2.2%	2.7%	2.7%	2.6%
Weighted-average diluted shares outstanding	405	410	428	433	436

Operational Highlights
We made meaningful progress in several areas in Q1 2025, including improving our offerings in the U.S. restaurant category, expanding our ability to serve multiple categories, broadening our geographic reach, growing the value proposition of our membership programs, and increasing the number of ways we help merchants build and grow their businesses. We saw our work reflected in several output metrics like merchant additions, monthly active users (MAUs1), and DashPass and Wolt+ members, as well as in our key financial metrics.

In our U.S. Marketplace in Q1 2025, we expanded selection, reduced defect rates, lowered average delivery times, and improved personalization. This helped us drive year-over-year (Y/Y) growth in U.S. MAUs in March 2025 that was consistent with Y/Y growth in December 2024. Initial engagement among our new DoorDash consumer cohorts remained healthy in Q1 2025 and in line with average levels over the last year.2 Across our Marketplaces, average order frequency3 increased to an all-time high, with an increasing percentage of MAUs engaging across multiple categories.
In Q1 2025, Y/Y growth in Total Orders in our U.S. Marketplace remained healthy and consistent with average Y/Y growth over the last year. In our grocery category in particular, we are seeing strong signs of increasing consumer trust. In Q1 2025, more consumers ordered groceries from us than ever before, with accelerating average spend per grocery consumer and increasing average spend on perishables. We are excited by this progress, but continue to believe creating a grocery experience that exceeds the in-store experience requires significant further innovation and improvements in execution.
Y/Y growth in DashPass and Wolt+ members exiting Q1 2025 accelerated slightly compared to Y/Y growth exiting Q4. Transactional savings remain the primary value proposition for DashPass and Wolt+, which means increasing the breadth and quality of our Marketplaces is still the most effective way to attract more members. However, our team has also worked hard to expand the value proposition and improve our marketing and processes. In Q1 2025, these efforts helped drive increased trial memberships and reduced churn among paid members, both of which contributed to the overall growth in overall members.
Outside the U.S., we are focused on executing against many of the same principles and goals as we are inside the U.S., including: expanding to categories beyond restaurants, building new tools to help merchants grow their businesses, offering the best membership program in local commerce, and constantly striving to improve execution. Y/Y growth in international MAUs continued to grow at a double-digit pace throughout Q1 2025. In our Wolt branded countries, we more than doubled Wolt+ members exiting Q1 2025 compared to the end of Q1 2024. Y/Y growth in Total Orders across our international Marketplaces in Q1 2025 remained well above Y/Y growth in Total Orders in our U.S. Marketplace.
We are conscious of the potential for changes in consumer demand and regularly monitor several metrics of engagement to assess the impact of various factors on our business. So far in 2025, consumer demand on our Marketplaces has remained strong, with engagement across different consumer cohorts and types that we believe is consistent with typical seasonal patterns. Our primary focus continues to be on expanding the quality and breadth of the products we offer and consistently improving our order-level execution, as we believe this is the best way to drive long-term value for consumers, merchants, Dashers, and our shareholders.

1 Based on the number of individual consumer accounts that have completed an order on our Marketplaces in the month of measurement.
2 For any given measurement period, a new DoorDash consumer cohort consists of consumers who placed their first order on the DoorDash Marketplace during that period. Initial engagement is defined as the average order rate in the month immediately following the cohort's first order month.
3 Calculated as the total number of orders placed on our Marketplaces divided by the number of individual consumer accounts that have completed an order on our Marketplaces in the period of measurement.

Offer To Acquire Deliveroo
We announced a formal offer to acquire Deliveroo for 180 pence per share in a recommended final all cash transaction. This equates to an equity value of £2.9 billion and an enterprise value of £2.4 billion. Deliveroo has built one of the leading local commerce platforms across its geographies, primarily in Europe and the Middle East, all complementary to DoorDash’s current footprint.
Both boards have reviewed and approved the transaction. We expect the acquisition of Deliveroo to close during Q4 2025, subject to certain regulatory approvals, Deliveroo shareholder approval and other customary closing conditions. Until the transaction closes, each company will continue to operate independently.
For more information regarding this offer, please see the Rule 2.7 announcement available at https://ir.doordash.com and the Company’s filing with the Securities and Exchange Commission on Form 8-K regarding the Deliveroo acquisition to be filed on May 6, 2025.
Agreement to Acquire SevenRooms
We are pleased to announce we have reached an agreement to acquire SevenRooms for approximately $1.2 billion in an all-cash transaction. SevenRooms is a New York City-based software company and a global leader in hospitality technology. The move marks a significant expansion of DoorDash’s Commerce Platform capabilities, equipping merchants with new tools to grow in-store sales, build stronger customer relationships, and increase profitability.
We expect SevenRooms to close in the second half of 2025, subject to customary closing conditions and regulatory approvals. Upon closing, we expect to invest in sales and product features to expand SevenRooms’s reach and build upon its leading suite of operational and marketing solutions. Until the transaction closes, each company will continue to operate independently. We are extremely excited about what we will build together.

Financial Performance
In Q1 2025, Total Orders increased 18% Y/Y to 732 million and Marketplace GOV increased 20% Y/Y to $23.1 billion. Y/Y growth in Total Orders was driven by growth in consumers and growth in average consumer engagement.
Revenue increased 21% Y/Y to $3.0 billion in Q1 2025, due primarily to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.1% in Q1 2025, flat with 13.1% in Q1 2024 and down from 13.5% in Q4 2024. The quarter-over-quarter (Q/Q) decrease in Net Revenue Margin was due primarily to affordability initiatives, as well as a shift in volume to categories with lower Net Revenue Margins. In Q2 2025, we currently expect Net Revenue Margin to increase on both a Y/Y and Q/Q basis.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.5 billion in Q1 2025, up 13% Y/Y and up 3% Q/Q. The Y/Y and Q/Q increases were primarily driven by increases in Total Orders and Marketplace GOV. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.5% in Q1 2025, down from 6.9% in Q1 2024 and 6.8% in Q4 2024, driven primarily by reductions in order management costs as a percentage of Marketplace GOV, inclusive of a reduction in insurance costs as a percentage of Marketplace GOV.
GAAP gross profit was $1.5 billion in Q1 2025, up 31% Y/Y and 8% Q/Q. GAAP gross profit as a percentage of Marketplace GOV was 6.4% in Q1 2025, up from 5.9% in Q1 2024 and flat with 6.4% in Q4 2024.
GAAP sales and marketing expense was $586 million in Q1 2025, up 16% Y/Y and up 8% Q/Q. Both the Y/Y and Q/Q increases were driven primarily by increases in advertising expenses and personnel-related expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.5% in Q1 2025, down from 2.6% in Q1 2024 and flat with 2.5% in Q4 2024.
GAAP research and development expense was $306 million in Q1 2025, up 10% Y/Y and up 3% Q/Q. The Y/Y and Q/Q increases were driven primarily by an increase in personnel-related expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.3% in Q1 2025, compared to 1.5% in Q1 2024 and 1.4% in Q4 2024.
GAAP general and administrative expense was $332 million in Q1 2025, up 4% Y/Y and up 2% Q/Q. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.4% in Q1 2025, down from 1.7% in Q1 2024 and 1.5% in Q4 2024.
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $193 million in Q1 2025, an increase from $(23) million in Q1 2024 and $141 million in Q4 2024.
Adjusted EBITDA reached an all-time high of $590 million in Q1 2025, up 59% from $371 million in Q1 2024 and up 4% from $566 million in Q4 2024. Adjusted EBITDA as a percentage of Marketplace GOV was 2.6% in Q1 2025, compared to 1.9% in Q1 2024 and 2.7% in Q4 2024.
In Q1 2025, we generated net cash provided by operating activities of $635 million and Free Cash Flow of $494 million, up from $553 million and $487 million, respectively, in Q1 2024.
In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock. As of May 5, we have not repurchased shares of our Class A common stock under the February 2025 authorization. We may or may not repurchase any portion of our February 2025 authorization.

Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q2 2025	$23.3 billion - $23.7 billion	$600 million - $650 million
We continue to expect Adjusted EBITDA as a percentage of Marketplace GOV to increase from Q2 to Q3.

Based on our current outlook and assuming a stock price consistent with recent trading levels, we expect:
•2025 stock-based compensation expense of approximately $1.1 billion to $1.2 billion,
•2025 depreciation and amortization expense of approximately $600 million to $640 million.
Our outlook assumes that aggregate consumer demand and key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the second quarter of 2025 and our assumptions underlying such guidance; our expectations regarding our stock-based compensation expense and depreciation and amortization expense; our priorities and our plans and expectations regarding our overall business strategy and investment approach; our plans and expectations of our platform and services, including our membership products; our ability to drive future growth and execute on our goals and strategies; our expectations regarding the timing, completion and expected benefits of each of the proposed acquisitions of Deliveroo and SevenRooms (together, the "Transactions"); plans, objectives and expectations with respect to future operations, stakeholders and the geographies or business areas in which we will operate following the close of each Transaction; the expected impact of each proposed Transaction on the business of the parties; our expectations regarding trends in our business, demand for our platform and for local commerce platforms in general, the macroeconomic environment, including global consumer spending, foreign currency rates, and geopolitical risks; and our plans and expectations regarding share dilution, including in connection with equity award issuances and our share repurchase authorization. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the Transactions, including the failure to obtain, or delays in obtaining, required regulatory approvals or shareholder approvals for each Transaction, the failure to obtain funding for any Transaction, the failure to satisfy any of the closing conditions to each Transaction on a timely basis or at all and costs and expenses associated with failure to close; costs, expenses or difficulties related to each Transaction, including the integration of the relevant business; failure to realize the expected benefits of each Transaction in the expected timeframes or at all; the potential impact of the announcement, pendency or consummation of each Transaction on relationships with employees, customers, suppliers and other business partners; inability to retain key personnel; changes in legislation or government regulations affecting us; economic, financial, social or political conditions that could adversely affect us, or each Transaction; competition; managing our growth and corporate culture; the macroeconomic environment and geopolitical uncertainty; financial performance; investments in new geographies, products, or offerings; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.

We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our Marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our Marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
We define Net Revenue Margin as revenue expressed as a percentage of Marketplace GOV.

Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2024	March 31, 2025

Assets
Current assets:
Cash and cash equivalents	$4,019	$4,500
Restricted cash	190	202
Short-term marketable securities	1,322	1,317
Funds held at payment processors	436	322
Accounts receivable, net	732	782
Prepaid expenses and other current assets	687	730
Total current assets	7,386	7,853
Long-term marketable securities	835	842
Operating lease right-of-use assets	389	384
Property and equipment, net	778	846
Intangible assets, net	510	504
Goodwill	2,315	2,412
Other assets	632	731
Total assets	$12,845	$13,572
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$321	$329
Operating lease liabilities	68	70
Accrued expenses and other current liabilities	4,049	4,178
Total current liabilities	4,438	4,577
Operating lease liabilities	468	457
Other liabilities	129	143
Total liabilities	5,035	5,177
Redeemable non-controlling interests	7	6
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	13,165	13,444
Accumulated other comprehensive income (loss)	(107)	7
Accumulated deficit	(5,255)	(5,062)
Total stockholders’ equity	7,803	8,389
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$12,845	$13,572

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2025

Revenue	$2,513	$3,032
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,330	1,500
Sales and marketing	504	586
Research and development	279	306
General and administrative	319	332
Depreciation and amortization	142	152
Restructuring charges	—	1
Total costs and expenses	2,574	2,877
Income (loss) from operations	(61)	155
Interest income, net	45	49
Other expense, net	(2)	(6)
Income (loss) before income taxes	(18)	198
Provision for income taxes	7	6
Net income (loss) including redeemable non-controlling interests	(25)	192
Less: net loss attributable to redeemable non-controlling interests	(2)	(1)
Net income (loss) attributable to DoorDash, Inc. common stockholders	$(23)	$193
Net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$(0.06)	$0.46
Diluted	$(0.06)	$0.44
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	405,482	421,422
Diluted	405,482	435,563

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,
	2024	2025

Cash flows from operating activities
Net income (loss) including redeemable non-controlling interests	$(25)	$192
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	142	152
Stock-based compensation	252	235
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	26	26
Office lease impairment expenses	—	7
Other	14	18
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed from acquisition:
Funds held at payment processors	(41)	119
Accounts receivable, net	(18)	(53)
Prepaid expenses and other current assets	(22)	(35)
Other assets	(49)	(115)
Accounts payable	(12)	14
Accrued expenses and other current liabilities	306	94
Payments for operating lease liabilities	(27)	(28)
Other liabilities	7	9
Net cash provided by operating activities	553	635
Cash flows from investing activities
Purchases of property and equipment	(17)	(74)
Capitalized software and website development costs	(49)	(67)
Purchases of marketable securities	(529)	(425)
Maturities of marketable securities	528	433
Sales of marketable securities	4	—
Acquisition, net of cash acquired	—	(27)
Other investing activities	(9)	—
Net cash used in investing activities	(72)	(160)
Cash flows from financing activities
Proceeds from exercise of stock options	1	3
Other financing activities	6	—
Net cash provided by financing activities	7	3
Foreign currency effect on cash, cash equivalents, and restricted cash	(13)	15
Net increase in cash, cash equivalents, and restricted cash	475	493
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,772	4,221
Cash, cash equivalents, and restricted cash, end of period	$3,247	$4,714
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$3,124	$4,500
Restricted cash	111	202
Long-term restricted cash included in other assets	12	12
Total cash, cash equivalents, and restricted cash	$3,247	$4,714
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$16	$51
Stock-based compensation included in capitalized software and website development costs	$37	$41

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Cost of revenue, exclusive of depreciation and amortization	$1,330	$1,385	$1,374	$1,453	$1,500
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(33)	(41)	(36)	(43)	(34)
Allocated overhead	(8)	(9)	(9)	(9)	(8)
Adjusted cost of revenue	$1,289	$1,335	$1,329	$1,401	$1,458

Sales and marketing	$504	$509	$483	$541	$586
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(25)	(33)	(30)	(30)	(26)
Allocated overhead	(6)	(6)	(6)	(7)	(6)
Adjusted sales and marketing	$473	$470	$447	$504	$554

Research and development	$279	$303	$289	$297	$306
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(114)	(141)	(126)	(126)	(116)
Allocated overhead	(5)	(6)	(7)	(5)	(6)
Adjusted research and development	$160	$156	$156	$166	$184

General and administrative	$319	$494	$315	$324	$332
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(83)	(89)	(83)	(74)	(61)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(35)	(102)	(13)	(30)	(29)
Transaction-related costs	—	(2)	—	(5)	(9)
Office lease impairment expenses	—	(83)	—	—	(7)
Allocated overhead from cost of revenue, sales and marketing, and research and development	19	21	22	21	20
Adjusted general and administrative	$220	$239	$241	$236	$246

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Revenue	$2,513	$2,630	$2,706	$2,873	$3,032
Less: Cost of revenue, exclusive of depreciation and amortization	(1,330)	(1,385)	(1,374)	(1,453)	(1,500)
Less: Depreciation and amortization related to cost of revenue	(54)	(50)	(49)	(48)	(54)
Gross profit	$1,129	$1,195	$1,283	$1,372	$1,478
Gross Margin	44.9%	45.4%	47.4%	47.8%	48.7%
Less: Sales and marketing	(504)	(509)	(483)	(541)	(586)
Add: Depreciation and amortization related to cost of revenue	54	50	49	48	54
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	58	74	66	73	60
Add: Allocated overhead included in cost of revenue and sales and marketing	14	15	15	16	14
Contribution Profit	$751	$825	$930	$968	$1,020
Contribution Margin	29.9%	31.4%	34.4%	33.7%	33.6%

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Gross profit	$1,129	$1,195	$1,283	$1,372	$1,478
Add: Depreciation and amortization related to cost of revenue	54	50	49	48	54
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	33	41	36	43	34
Add: Allocated overhead included in cost of revenue	8	9	9	9	8
Adjusted Gross Profit	$1,224	$1,295	$1,377	$1,472	$1,574
Adjusted Gross Margin	48.7%	49.2%	50.9%	51.2%	51.9%

	Three Months Ended
(In millions)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Net income (loss) attributable to DoorDash, Inc. common stockholders	$(23)	$(157)	$162	$141	$193
Add: Net loss attributable to redeemable non-controlling interests	(2)	(1)	(1)	(2)	(1)
Net income (loss) including redeemable non-controlling interests	$(25)	$(158)	$161	$139	$192
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	35	102	13	30	29
Transaction-related costs	—	2	—	5	9
Office lease impairment expenses	—	83	—	—	7
Restructuring charges	—	—	—	—	1
Provision for (benefit from) income taxes	7	1	(6)	37	6
Interest income, net	(45)	(49)	(54)	(51)	(49)
Other (income) expense, net	2	5	6	(8)	6
Stock-based compensation expense and certain payroll tax expense	255	304	275	273	237
Depreciation and amortization expense	142	140	138	141	152
Adjusted EBITDA	$371	$430	$533	$566	$590

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024 (Actuals)	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	143	128	52
Pre-IPO RSUs: amortization of stepped-up value(2)	67	49	3	—
New hire, continuing employee, and other grants	767	840	962-1062	NA
Total stock-based compensation	$1,088	$1,099	$1,100 - 1,200	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Net cash provided by operating activities	$1,829	$1,966	$2,099	$2,132	$2,214
Purchases of property and equipment	(101)	(97)	(101)	(104)	(161)
Capitalized software and website development costs	(208)	(209)	(218)	(226)	(244)
Free Cash Flow	$1,520	$1,660	$1,780	$1,802	$1,809

IR Contact: ir@doordash.com	PR Contact: press@doordash.com